Exhibit 10.40.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated as of July 31, 2001 amends that certain EMPLOYMENT AGREEMENT dated as of June 12, 2000 (the “Original Agreement” and as amended by this First Amendment, the “Agreement”) between OPUS360 CORPORATION, a Delaware corporation (the “Company”), and JEANNE M. MURPHY (the “Employee”).

WHEREAS, the Company and Employee entered into the Original Agreement; and the Company and Employee now desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

Section 1.               Definitions.

All capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Original Agreement.

Section 2.               Duties.

Section 3 of the Original Agreement is hereby amended in its entirety, to read as follows:

“The Employee shall be employed as the Executive Vice President, General Counsel and Secretary of the Company or in such other position as the Company and the Employee shall agree in writing.  The Employee shall report to the Chief Executive Officer (or the President if there is no Chief Executive Officer) of the Company.  The Employee shall perform such duties and services as are appropriate and commensurate with the Employee’s position as Executive Vice President, General Counsel and Secretary of the Company and as are otherwise consistent in stature and prestige with the position of Executive Vice President of a publicly traded corporation with similar operations as the Company, and shall perform such additional duties and services which are similarly consistent with such position as may reasonably be assigned to her from time to time by the Chief Executive Officer or President, as the case may be.  The Employee shall be based in the New York City metropolitan area.”

Section 3.               Compensation.

A new subsection (g) shall be added to Section 5 of the Original Agreement, to read as follows:

“(g)         The Company shall grant to Employee an option (the “Additional Option”) to purchase up to 100,000 shares of the Common Stock pursuant to the terms of a written option agreement between the Company and Employee substantially in the form currently used by the Company for ISO’s or NSO’s, as applicable.  Such option shall, to the extent permitted under applicable law, be an ISO.  The right to purchase thirty percent (30%) [30,000 shares] of the Common Stock represented by the Additional Option shall be immediately vested upon grant and the right to purchase the remaining eighty percent (80%) of such Common Stock shall vest with respect to one third (1/3) of such shares [23,333 or 23,334 shares, as applicable] of such Common Stock on each of the first three anniversaries of the date of grant.

Section 4.               Termination for Good Reason or By Resignation.

Subsection 9(b)(i)(C) of the Original Agreement is hereby amended in its entirety to read as follows:

“(c) the Employee’s office is relocated more than thirty (30) miles outside The City of New York,”

Section 5.               Effect of Changes.

Employee acknowledges that the changes set forth above are made with her agreement and do not constitute “Good Reason” to terminate this Agreement under Section 9 of this Agreement.

Section 6.               Ratification.

Except as otherwise expressly set forth herein, the Original Agreement is hereby ratified and confirmed in its entirety.

Section 7.               Effective Date.

This amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

OPUS360 CORPORATION

By:
Name:	Steven C. Yager
Title:	CEO and President

JEANNE M. MURPHY